Exhibit 10(a)77

                  [Letterhead of Jerry L. Maulden]

                  as amended on September 18, 1998



March 19, 1998

Mr. Edwin A. Lupberger
Chairman and CEO
Mail Unit: L-ENT-28B

Dear Ed:

The purpose of this letter is to record the compensation and benefits package Entergy Corporation and/or its Subsidiaries ("the Company") is to provide to me as a result of my announcing my retirement in March 1999, and begin receiving early retirement benefits, effective April 1, 2000.

The following is my understanding of the retirement package that you and I have agreed upon.

A) Between Now and March 31,1999:

1 will continue to perform my duties as Vice Chairman for which I will continue to receive a compensation, incentives (i.e., Executive Annual Incentive Plan, Long Term Incentive Plan and Equity Ownership
Plan), and employee benefits commensurate with the position of Vice
Chairman.

B) Between April 1, 1999 and my early retirement, effective April 1,
2000:

1. I will serve as Vice Chairman or as assigned by Entergy C orporation's Chairman and CEO; but, I will be relieved of all my organizational responsibilities and begin my transition toward retirement;

2. I will continue to occupy my present office, receive the Base
   Salary that is in effect on April 1, 1999, incentives (i.e., Executive Annual Incentive Plan, Long Term Incentive Plan and
   Equity Ownership Plan), and employee benefits.

3. The Company irrevocably accepts this letter as my formal request for Early Retirement, effective April 1, 2000. The Company also irrevocably consents to pay retirement benefits calculated with either the Post-Retirement Plan or with the System Executive Retirement Plan. I also understand that the choice of benefits is entirely mine; and that, I will be permitted to makes this benefit election at any time prior to the commencement of such payment. The acceptance of this letter itself shall constitute the only consent necessary for me to retire with full retirement benefits, beginning on April 1, 2000; and, this consent shall be irrevocable. Regardless of which benefit I select, the Company shall calculate my years of credited service as if I had continued to be an active employee through age 65 with such benefits beginning at age 65 (i.e., without the application of the 2% per year Early Retirement Discount Factor);

4. I will be permitted to exercise any or all of my stock options at anytime prior to October 1, 2000 (i.e., within six months following my early retirement effective date). If the Company were to solicit and receive stockholder approval to extend the exercise period, that period of extension would also apply to my stock option exercise; and,

Mr. Edwin A. Lupberger
March 19, 1998
Page 2



5. The Company will fund a Named Chair (for the sum of $1,000,000) at the University of Arkansas at Little Rock (UALR). The funding of this endowment will consist of four equal annual payments of $250.000 each with the first payment due on April 1, 1999, with each subsequent payment due and payable in the first quarter of the years 2000, 2001, and 2002. All payments will be made directly to UALR.

B)   At and after my early retirement, effective April 1, 2000:

1. I will receive a lump-sum payment equal to six weeks (i.e., 240 hours) of unused calendar year 2000 vacation which will be paid shortly after March 31, 2000;

2. I will serve as an Entergy Arkansas Advisory Board member until August 13, 2006 (i.e., until I reach age 70) for which I will receive their standard compensation and benefits package;

3. I will be reimbursed on a quarterly basis (not to exceed $30,000 per year) for any and all expenses (actually incurred by me in the preceding quarter) associated with an offsite office and secretary until August 13, 2006 (i.e., until I reach age 70);

4. I will retain my personal computer with fax (i.e., I can retain my current equipment and personal property upon my retirement).

If you concur with these provisions, please indicate by signing this letter below and returning it to me at your convenience.

Sincerely,

/s/ Jerry L. Maulden

Jerry L. Maulden

Approved by:   /s/ Edwin A. Lupberger     on:   March 30, 1998
                 Edwin A. Lupberger
 Chairman of the Board and Chief Executive Officer


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